Exhibit 10.30
FIRST AMENDMENT TO
PERSONAL EMPLOYMENT AGREEMENT
    This First Amendment to Personal Employment Agreement (this “Amendment”) is entered into on March 15, 2022 (the “Effective Date”), by and between by and between R2Net Israel Ltd. (Registration Number 51-395749-8) (the “Company”) of 10 Hasadnaot Street, Herzeliya, Israel, and Oded Edelman (ID No. 022707145) (the “Executive”) of 8 Yizhar Street, Ramat-Hashron, Israel.
WHEREAS, the Company and Executive are party to that Personal Employment Agreement, effective February 5, 2018 (the “Agreement”); and
WHEREAS, the Company and Executive desire to amend certain terms of the Agreement on the terms and conditions set forth in this Amendment, effective as of the Effective Date.
NOW, THEREFORE, it has accordingly been warranted, provided and agreed by the parties as follows:
1.    Definitions. Capitalized terms used but not otherwise defined in this Amendment shall have the meanings ascribed to them in the Agreement.
2.    Amendment of the Agreement. The Agreement shall be amended as follows:
a.    Section 1 is hereby amended by adding the following subsections:
1.6    For purposes of this Agreement “Change of Control” means the occurrence of any of the following events: (i) any consolidation, amalgamation, or merger of Purchaser Parent with or into any other Person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended), or any other corporate reorganization, business combination, transaction or transfer of securities of Purchaser Parent by its stockholders, or a series of transactions (including the acquisitions of capital stock of Purchaser Parent), whether or not Purchaser Parent is a party thereto, in which the stockholders of Purchaser Parent immediately prior to such consolidation, merger, reorganization, business combination or transaction, collectively have beneficial ownership (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended), directly or indirectly, of capital stock representing directly, or indirectly through one or more entities, less than fifty (50%) of the equity (measured by economic value or voting power (by contract, share ownership or otherwise) of Purchaser Parent or other surviving entity immediately after such consolidation, merger, reorganization, business combination or transaction); (ii) the sale or disposition, in one transaction or a series of related transactions, of all or substantially all of the assets of Purchaser Parent to any Person; (iii) during any period of twelve consecutive months, individuals who as of the beginning of such period constituted the entire Board (together with any new directors whose election by such Board or nomination for election by Purchaser Parent’s shareholders was approved by a vote of at least two-thirds of the directors of Purchaser Parent, then still in office, who were directors at the beginning of the period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof; or (iv) approval by the shareholders of Purchaser Parent of a complete liquidation or dissolution of Purchaser Parent.
1.7     For purposes of this Agreement, “Good Reason” shall mean if any of the following has occurred within one year following a Change of Control and without the Executive’s prior written consent: (A) a material reduction in Executive’s target or maximum potential annual compensation opportunities as set forth in Exhibit A; (B) a material diminution in Executive’s authority, duties or responsibilities as of the date of this Agreement; (C) any requirement that the Executive relocate Executive’s principal place of employment by more than fifty miles from Executive’s then-current primary office location and from Executive’s principal residence in any such location, provided, that, such a relocation shall not include: (i) the Executive’s travel for business in the course of performing the Executive’s duties for the Company, (ii) the Executive working remotely or (iii) the Company requiring the Executive to report to the office within the Executive’s relocated principal place of employment (instead of working remotely) at the Company’s expense for three days or less each week; or (D) a material breach by the Company of its payment obligations to the Executive as set forth in this Agreement, which breach remains uncured for thirty (30) days following written notice thereof provided by the Executive to the Company; provided that, no event described in clauses (A) – (D) shall constitute Good Reason unless (i) Executive has given the Company written notice setting forth the conduct of the Company that is alleged to constitute Good Reason within ninety (90) days following the first occurrence of such event, and (ii) Executive has provided the Company at least thirty (30) days following the date on which such notice is provided to cure such conduct and the Company has failed to do so.
1.8    For purposes of this Agreement, “LTIP” means the Purchaser Parent’s Amended and Restated 2018 Omnibus Incentive Plan, together with the Israeli Subplan of the Purchaser Parent, or other long-term incentive plan then in effect.
1.9    For purposes of this Agreement, “STIP Bonus” means an annual cash bonus award in accordance with the annual short-term incentive plan (“STIP”) then in effect for executive officers of the Purchaser Parent and its subsidiaries, as approved by the Board of Directors of the Purchaser Parent or the Human Capital Management and Compensation Committee of the Board of Directors of the Purchaser Parent (the “Committee”) or its designee.
1.10    For purposes of this Agreement, the “STIP Payment Period” means the period between March 10th and May 31st following the end of the fiscal year to which such STIP Bonus relates, or such other period of time as may be required by applicable law.
b.    Section 5.2 is hereby amended and restated in its entirety as follows:
5.2    Upon termination for any reason, the Company will pay to Executive (or his beneficiary or estate) (i) any unpaid Salary earned through the date of termination, payable in a lump sum; (ii) any reasonable expenses incurred in accordance with Company policy but not reimbursed prior to such date of termination; (iii) Executive’s vested benefits as of the date of termination (payable when they are otherwise due) (if any), in accordance with the then-applicable terms of any then-applicable plan, program, agreement or other arrangement of the Company in which Executive is eligible to participate; and (iv) if the Executive’s employment terminates after the end of the fiscal year, but before the STIP Bonus payment date, the amount equal to the STIP Bonus the Executive would have received for the completed fiscal year had the Executive remained employed by the Company (the rights described in clauses (i), (ii), (iii) and (iv) are collectively referred to as the “Accrued Obligations”).
5.2.1    Termination Due to Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. Subject to (and to the full extent permitted under) applicable law, the Company may terminate Executive’s employment immediately upon the occurrence of a Disability. Upon Executive’s death, or in the event that Executive’s employment is terminated due to Executive’s Disability, Executive or Executive’s estate or Executive’s beneficiaries, as the case may be, shall be entitled to the Accrued Obligations and payment in lieu of the Notice Period set forth on Exhibit A attached (as applicable to death or Disability) which will be due and payable, as per applicable law. In addition, the Executive (or his estate or representative) will be paid any applicable STIP Bonus payments, which shall be calculated as described in Section 10.2 below. In addition, the Company will release the Policy and Study Fund.

5.2.2    Termination by the Company for Cause. The Company may terminate Executive’s employment at any time for Cause, effective immediately upon Executive’s receipt of written Notice of Termination and the Executive shall receive all Accrued Obligations payable as of the date of termination.

5.2.3    Termination by the Company without Cause. The Company may terminate Executive’s employment at any time without Cause by delivering a notice of termination to the Executive. In the event that Executive’s employment is terminated by the Company without Cause, the Company may take one of two actions: (1) the Company may continue to pay Executive his Salary and all other social benefits as well as bonuses and other incentives which Executive earns pursuant to this Agreement and applicable law, in each case, for the duration of the Notice Period, and Executive will continue to work on a normal schedule for the duration of the Notice Period; or (2) in lieu of requiring Executive to provide services throughout the Notice Period, the Company may elect, at the Company’s sole discretion, to terminate the Executive’s employment immediately or at any time during the Notice Period, provided that in such event, even though Executive is not actively employed during the Notice Period, Executive shall be entitled to receive from the Company a lump sum cash payment equal to Executive’s Salary and the employer contribution to the social contributions and other mandatory rights for any such portion of the remaining Notice Period as though the Executive continued to be actively employed by the Company (“Payment in Lieu of Notice”). Upon a termination without Cause, (a) the

Executive will be paid any applicable STIP Bonus payments, which shall be calculated as described in Section 10.2 below; and (b) for each outstanding award of Executive that remains subject to vesting under the LTIP as of the termination date: (i) any such performance-based award shall vest based on actual performance, as of the date of determination by the Committee after the end of the completed performance cycle for such award of the level of such performance achieved, and be pro-rated for the number of calendar days that the Executive was employed during the maximum vesting period applicable to the award, and shall be payable in accordance with the LTIP and applicable award agreement; and (ii) any such time-based award shall vest on the Termination Date in an amount that is pro-rated for the number of calendar days that the Executive was employed during the vesting period, and shall be payable in accordance with the LTIP and applicable award agreement. In addition, the Company will release the Policy and Study Fund.

5.2.4    Termination (Resignation) by Executive without Good Reason. Executive may terminate (resign) Executive’s employment for any reason by providing the Company a notice of termination; provided that the Company may elect to waive all or any portion of the Notice Period contained therein, subject to payment in lieu thereof. In the event that the Executive terminates (resigns) Executive’s employment with the Company, for any reason, without the delivery of a written notice of termination, or without the completion of the Notice Period or any part thereof, the Company will be entitled to deduct from any sums that it may owe the Executive an amount equal to the Salary that would have been paid to the Executive during the Notice Period, had he worked during such period. Executive’s consent to said deduction is in accordance with the provisions of the Wage Protection Law, 1958. In addition, the Executive shall be entitled to the Accrued Obligations and the Company will release the Policy and Study Fund.

5.2.5    Termination (Resignation) by Executive for Good Reason. The Executive may terminate his employment for Good Reason by delivery of a notice of termination. If Executive’s employment is terminated by Executive for Good Reason, the Company shall pay the Executive the Accrued Obligations and the employer contribution to the social contributions and other mandatory rights through the end of the Notice Period. Upon termination of employment pursuant to this section, (a) the Executive will also be paid a prorated STIP Bonus which shall be calculated as described in Section 10.2 below; and (b) each outstanding award that remains subject to vesting under the LTIP as of the termination date shall be paid in accordance with the terms and on the timing applicable to such termination event in the LTIP and applicable award agreements and, if the applicable award agreement does not expressly provide for any payment upon a resignation by the Executive for Good Reason within one year following a Change of Control, such resignation shall entitle the Executive to the same payment that the Executive would be entitled to receive upon a termination by the Company without Cause following a Change of Control under the LTIP and applicable award agreement. In addition, the Company will release the Policy and Study Fund.

c.    Section 10.2 is hereby amended and restated in its entirety as follows:
10.2    Short-Term Incentive Plan. Executive shall be eligible to participate in the STIP as set forth in Exhibit A and as determined by the Committee, for so long as the same may be in effect. The STIP is a discretionary plan and is subject to change; provided that the target and maximum percentages of base salary set forth in Exhibit A shall not be reduced unless there is a comparable reduction for similarly situated employees. In the event of (i) termination due to Executive’s death or Disability, in accordance with subsection 5.2.1; or (ii) termination by the Company without Cause, in accordance with subsection 5.2.3 above; or (iii) resignation of the Executive for Good Reason, in accordance with subsection 5.2.5 above the Executive shall be entitled to a pro rata portion of the STIP Bonus (if any) for which the Executive would have been eligible had the Executive remained employed with the Company through the end of the fiscal year in which employment terminated, based on actual performance and pro-rated for the number of calendar days during the fiscal year during which the Executive was employed, payable in a lump sum during the STIP Payment Period.

It is hereby agreed by the parties that the STIP Bonus, if and to the extent granted, includes payments for severance as detailed in section 28 of the Severance Law and that the Executive and the Company will submit an application for the Ministry of Labor, Social Affairs and Social Services to apply Section 28 of the Severance Law to any STIP Bonus payment paid to the Executive according to this Agreement.

Due to its nature, it is hereby explicitly agreed that the STIP Bonus shall not be considered as part of the Executive’s salary for any purpose whatsoever, including without limitation for the purpose of calculating his social rights and benefits.

d.    Section 10.3 is hereby amended and restated in its entirety as follows:
10.3    Long-Term Incentive Plan. Executive shall be eligible for annual consideration for long-term awards (as determined in the sole discretion of the Committee) made in accordance with the terms of the LTIP. The grant of each such award shall be subject to the Executive’s execution of an award agreement in substantially the form adopted by the Committee in connection with such grant, and each such award shall be governed by the terms and conditions of the applicable award agreement, the LTIP and, to the extent applicable, Sections 5.2.3 and 5.2.5 of this Agreement. The Executive shall be solely responsible for and shall bear all tax and/or other mandatory payments and/or consequences arising from the grant and/or settlement of the Awards and/or the transfer or sale of shares in connection therewith.
e.    Exhibit A of the Agreement is hereby amended by replacing the rows entitled “Determined Salary” and “Notice Period” with the following:

Determined Salary	NIS 42,400 (gross) and not less than 8 times the minimum wage as shall be in effect from time to time.
Notice Period
Termination without Cause – 12 months
Termination with Cause – Zero
Termination for Death – 6 Months
Termination for Disability – 30 days

Resignation without Good Reason (for whatever reason) – 30 days
Resignation for Good Reason – 12 months

3.    Effect on Agreement; Entire Agreement. Except as expressly provided in this Amendment, all the terms and provisions of the Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the parties. On and after the Effective Date, each reference in the Agreement to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import will mean and be a reference to the Agreement as amended by this Amendment. In the event of a conflict or inconsistency between a provision of the Agreement and this Amendment, the provisions of this Amendment shall control. The Agreement, as amended hereby, shall be binding upon the parties. All prior negotiations, agreements, and understandings with respect to the subject matter hereof are superseded hereby.
4.    Counterparts. This Amendment may be executed electronically and in counterparts, each of which is deemed an original, but all of which constitute one and the same agreement.

[signature page follows]

IN WITNESS WHEREOF THE PARTIES HAVE SET THEIR HANDS HERETO AS OF THE DATE FIRST WRITTEN ABOVE:

R2Net Israel Ltd.                                 Oded Edelman
Signature:      /s/ Joan Hilson                       Signature:     /s/ Oded Edelman
Name: Joan Hilson
Title: Director

[Personal Employment Agreement – First Amendment]